Exhibit 4.3

EMPLOYMENT AGREEMENT

雇佣协议

This EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of January 10, 2023 and by and between KANDI TECHNOLOGIES GROUP, INC. (the “Company”or “Party A”) and Dong Xueqing (“Party B”).

2023年1月10日，特拉华州的康迪科技集团（下称“公司”或“甲方”）与董学勤（下称“乙方”）签署本雇佣协议。

WHEREAS, Party A desires to employ Party B as its Chief Executive Officer (CEO) on the terms and conditions as set forth hereinafter, and Party B desires to be so employed;

鉴于， 甲方愿意根据以下条款雇佣乙方为康迪科技集团有限公司首席执行官(CEO), 乙方愿意接受该聘用。

NOW, THEREFORE, IN CONSIDERATION of the foregoing facts, the mutual covenants and agreements contained herein and other good and valuable consideration, the parties hereby agree as follows:

因此，鉴于上述事实以及本协议包含的共同约定及其他良好和有价值的考虑，双方就以下方面达成一致意见：

1.	Employment, Duties and Acceptance.

雇佣，职责和承诺

1.1 Effective as of the date of this Agreement, Party A hereby agrees to employ Party B as its CEO to be responsible and plan for the public company’s work, and Party B hereby accepts such employment on the terms and conditions contained in this Agreement.  During the term of this Agreement, Party B shall make himself available to Party A and to any of its subsidiaries or affiliates as directed to pursue the business of Party A, subject to the supervision and direction of the Board of Directors.

自本协议生效之日起，甲方同意雇佣乙方为公司CEO全面负责和规划上市公司相关工作。根据本协议中的条款和条件，乙方愿意接受该聘用。在本协议期限内，在公司董事会的监督和指示下，乙方应按指示服务于甲方及甲方的子公司或联营公司，开展甲方的业务。

1.2 The Board of Directors of the Company may assign Party B such general management and supervisory responsibilities and executive duties for the Company as are appropriate and commensurate with Party B’s position as CEO of the Company.

公司董事会可指派乙方执行与其公司CEO的岗位相符合的综合管理和监督职责和行政职责。

1.3 Party B accepts such employment and agrees to devote all of his business time, energies and attention to the performance of his duties hereunder.

乙方接受聘用并同意将投入全部时间精力开展本职工作。

2.	Compensation and Benefits

薪酬与福利

2.1 Party A shall pay to Party B a salary at an annual base rate of RMB500,000 for the term hereof. During Party B’s employment, salary will be paid monthly.

甲方应支付乙方人民币500,000的年薪。在雇佣期间乙方的工资将按月支付。

2.2 Party A shall issue to Party B an aggregate of 20,000 shares of its common stock annually.

甲方同意支付乙方每年合计20,000股的公司普通股。

3.	Term and Termination.

期限和终止

3.1 The term of this Agreement commences as of the execution of the Agreement and shall continue for three (3) year unless sooner terminated as herein provided.

本协议期限自签订之日起有效期三年，除非提前终止本合同规定。

3.2 If Party B dies during the term of this Agreement, this Agreement shall thereupon terminate, except that Party A shall pay to the legal representative of Party B’s estate any accrued and unpaid base salary due to Party B pursuant to Section 2.1 hereof based on the days of service prior to the death and all amounts owing to Party B at the time of termination, including for previously accrued but unpaid expense reimbursements.

如果乙方在本协议期限内身亡，应立即终止本协议，但甲方应根据第2.1条规定按乙方身亡前的服务天数支付乙方继承人任何应得未付的基本工资及协议终止日应付乙方的所有金额，包括之前应计未付的报销费用。

3.3 Party A reserves the right to declare Party B in default of this Agreement if Party B materially breaches or habitually neglects the duties which he is required to perform under the terms of this Agreement, or if Party B commits such acts of dishonesty, fraud, misrepresentation, gross negligence or willful misconduct as would prevent the effective performance of his duties or which results in material harm to the Company or its business.  Party A may immediately terminate this Agreement for cause by giving written notice of termination to Party B.  Upon the date of delivery of the written notice of such termination, the obligations of Party B and the Company under this Agreement shall immediately cease.  In the event of a termination pursuant to this section, Party B shall be entitled to receive any accrued and unpaid amounts earned pursuant to Section 2.1 hereof.  Party A shall also pay to Party B all amounts owing to Party B at the time of termination.

如果乙方实质性违反或经常性疏忽履行根据本协议的条款规定的职责，或犯了不诚实，欺诈，虚假陈述，重大疏忽或故意不当行为，妨碍了工作有效进行并对公司及公司业务造成危害，公司有权终止协议。甲方可以立即有理由终止协议，但必须书面通知乙方终止协议。自书面通知送达之日，本协议下甲方和乙方的义务立即停止。如果根据本条款终止协议，乙方应有权获得按第2.1条规定的直到终止日期的任何应得未付的工资。甲方还应支付在协议终止日应付乙方的所有金额。

3.4 Party B’s employment may be terminated at any time by Party B upon not less than thirty (30) days written notice by Party B to the Chairman of the Board.of Directors. Upon such termination the obligations of Executive and the Company under Sections 1 and 2 of this Agreement shall immediately cease.  In the event of a termination pursuant to this section, Party B shall be entitled to receive any accrued and unpaid amounts earned pursuant to Section 2.1 hereof.  Party A shall also pay to Party B all amounts owing to Party B at the time of termination.

乙方可以任何时间终止本协议，但必须至少提前三十（30）天的书面通知董事会主席。自书面通知送达之日，甲方和乙方间在本协议第一条和第二条下的义务即停止。如果根据本条款终止协议，乙方应有权获得按第2.1条规定的直到终止日期的任何应得未付的工资。甲方还应支付在协议终止日应付乙方的所有金额。

3.5 Company may terminate Party B’s employment upon not less than thirty (30) days written notice by Company to Party B. Upon the effective date as specified in such notice, the obligations of Party B and Party A under Sections 1 & 2 under this Agreement shall immediately cease.  In the event of a termination pursuant to this section, Party B shall be entitled to receive any accrued and unpaid amounts earned pursuant to Section 2.1 hereof based on the days of service prior to the termination and all amounts owing to Party B at the time of termination.

甲方可以终止本协议，但必须至少提前三十（30）天的书面通知乙方。自通知中所写的终止日起，本协议第1、2条下甲方和乙方的义务立即停止。如果协议终止，乙方应有权获得按第2.1条规定的直到终止日期的任何应得未付的工资以及协议终止日应付乙方的所有金额。

3.6 In the event of termination of Party B’s employment prior to the expiration of this Agreement, shares of the Company’s common stock owed to Party B pursuant to Section 2.2 that are vested as of the termination date shall be issued to Party B on the termination date.

如乙方在本协议期满前离职，在协议终止日甲方应发行给乙方按第2.2条规定的未付的应付乙方的普通股股份。

4. Confidential Information, Noncompetition and Cooperation.

保密信息、非竞争性和合作

4.1 Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by Party B in the course of Party B’s engagement by the Company, as well as other information to which Party B may have access in connection with Party B’s engagement. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless in the public domain due to breach of Party B’s duties under Section 4.2

保密信息 本协议中的“保密信息”是指属于公司对公司业务开展有价值的信息，该信息的披露可能给公司造成竞争压力或其他不利影响。保密信息包括但不仅限于财务信息、财务报告和财务预测；发明、改进和其他知识产权、商业机密、专业技术；设计、工艺或配方；软件；营销信息或营销计划；客户名单；经公司管理层审议的经营规划、经营预期和机遇（企业或设施的潜在收购或处置）。保密信息还包括乙方在其受聘期间所形成的信息以及乙方因受聘CEO一职可能接触到的其他信息。保密信息还包括公司与之有业务关系的其他公司的保密信息。尽管有上述规定，保密信息不包括公共领域中的信息，因违反第4.2条下的乙方职责所导致流入公共领域的信息除外。

4.2 Confidentiality. Party B understands and agrees that Party B’s employment creates a relationship of confidence and trust between Party B and the Company with respect to all Confidential Information. At all times, both during Party B’s engagement with the Company and after its termination, Party B will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing Party B’s services for the Company.

保密性 乙方知悉并同意该雇佣使乙方和公司就所有保密信息达成信任关系。乙方在受聘期间及聘约终止之后的任何时候都要对所有此类保密信息保密，未经公司书面同意，不得使用或披露保密信息，为公司正常履行雇佣服务过程中所需的信息除外。

4.3 Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Party B by the Company or are produced by Party B in connection with Party B’s employment will be and remain the sole property of the Company. Party B will return to the Company all such materials and property as and when requested by the Company. In any event, Party B will return all such materials and property immediately upon termination of Party B’s engagement for any reason. Party B will not retain with Party B any such material or property or any copies thereof after such termination.

文件、记录等。凡公司提供给乙方或乙方就该雇佣所产生的所有文件、记录、仪器、设备和其他实物财产，无论涉及保密信息与否，都将为公司的独有财产。如果公司要求，乙方将把所有上述资料和财产归还给公司。不管怎样，乙方应在其聘约终止后立即归还所有资料和财产。聘约终止后，乙方不得保留任何上述资料或财产或资料的复印件。

4.4 Noncompetition and Nonsolicitation. Without the prior written consent of the Board of Directors of the Company, during the period that Party B is engaged by Company and for two (2) years thereafter, Party B (i) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company; (ii) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined) and (iii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company. Party B understands that the restrictions set forth in this Section 4.4 are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” shall mean any business that provides or intends to provide the same or similar types of services or products as those provided or targeted by Company or any of its subsidiaries in any geographic area then served or targeted by Company or any of its subsidiaries. Notwithstanding the foregoing, Party B may own up to two percent (2%) of the outstanding stock of a publicly-held corporation.

非竞争性和非教唆 未经公司董事会书面同意，乙方在受聘期间及之后的2年里：（1）禁止教唆或鼓动客户或供应商终止与公司的业务关系或对其与公司的业务关系做不利的变动；（2）不得以业主、合伙人、股东、顾问、代理人、雇员、合资人等其他身份直接或间接从事、参与、协助或投资任何竞争性企业（如以下所定义）及（3）禁止直接或间接雇佣或试图雇佣、招募、教唆、引诱或影响任何人离职。乙方知悉4.4条中的限制条款旨在保护公司的保密信息以及公司与员工、客户、供应商所确立的关系和商誉，并同意为此目的上述限制条款是合理且适当的。本协议中的术语“竞争企业”是指提供或打算提供与公司或其子公司在其服务或目标地区提供相同或相似服务或产品的企业。尽管有上述规定，乙方可以拥有多达上市公司流通股的2%。

4.5 Injunction. Party B agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by Party B of the promises set forth in this Section 4, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 5.2 of this Agreement, Party B agrees that if Party B breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

禁令 乙方同意因其违背第4条所列约定对公司造成的损失很难计量，任何经济赔偿都不足以弥补这一违背所造成的损失。因此，根据本协议第5.2条，乙方同意如果其违背或打算违背本协议的任何条款，公司除可获得所有其他赔偿外，还有权实施禁令或其他同等命令，禁止在未能表明或证明对公司造成的实际损失之前不得有任何此类违背行为。

5.  Miscellaneous Provisions

其他规定

5.1 Governing Law: All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of Delaware applicable to agreements made and to be performed entirely in the State of Delaware. Any disputes, claims, or causes of action by one party against the other arising out of, in related to or concerning this Agreement shall be commenced and maintained in any state or federal court located in the State of Delaware, and Party B hereby submits to the jurisdiction and venue of any such court.

适用法律。所有涉及本协议以及协议双方的权利和义务的解释的问题，应由特拉华州法律决定，并在特拉华州执行。任何一方对另一方有关本协议的争议，索赔或诉讼，应当在位于特拉华州的任何州或联邦法院进行 ，乙方服从管辖和法庭审判地点。

5.2 No Conflict of Interest.Party B represents and warrants that there is no conflict of interest in Party B’s other contracts for services or other employment or other business relations with the services to be provided pursuant to this Agreement and that Party B will ensure that no such conflict arises during the term and that the performance of Party B’s duties and obligations under this Agreement will not violate any agreement between the Party B and any other person, firm, partnership, company or organization.

无利益冲突 乙方声明并保证不存在与本协议规定提供的服务有利益冲突的乙方的其他服务合同或雇佣关系或业务关系，乙方将确保在聘任期间不会有此类冲突发生，本协议下的乙方职责和义务的履行将不会违反乙方与其他人、事务所、合伙关系、公司或组织间的协议。

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

以兹证明， 双方在文首日签署本雇佣协议。

“PARTY A”		“PARTY B”

KANDI TECHNOLOGIES GROUP, INC.

HU XIAOMING		DONG XUEQING
By:	Hu Xiaoming	By:	Dong Xueqing
Its:	Chairman of the Board of Directors

Address:		Address:
Jinhua New Energy Vehicle Town Jinhua, Zhejiang Province, PRC		202, No. 8, Lane 100, Anzhi Road, Jiading District, Shanghai, PRC

“甲方”		“乙方”

康迪科技集团		董学勤

胡晓明

董事会主席

地址：		地址：

中国浙江省金华市新能源汽车小镇		中国上海市嘉定区安智路100弄8号202